Exhibit 99.1

Press Release

Inova Technology Sells Trakkers to Xumanii International Holdings Corp

Las Vegas, NV. October 1, 2013. Inova Technology (OTCQB: INVA), announced that it has sold its RFID businesses, Trakkers and RightTag, to Xumanii International Holdings Corp ("Xumanii", OTCQB:XUII) for 2 million preferred shares of Xumanii. The purpose of the transaction is to unlock value by breaking up Inova into two segments where the RFID business and network solutions business can pursue their own respective business plans separately. The effective date of the transaction is October 1, 2013.

Inova CEO, Adam Radly, said “Inova reported annual of revenue of $18 million for our most recent fiscal year yet our market capitalization is only in the hundreds of thousands. It's likely that our debt is one reason for the low market cap. It's also possible that the market doesn't like the combination of network solutions and RFID in one company. Some investors have indicated that they like RFID and don't like network solutions while others take the opposite view. As a result, we decided to break Inova into two parts so that the network solutions business and RFID business can pursue their own business plans without being constrained by the other and also to enable shareholders to choose to invest one or the other or both as opposed to being forced to invest in both."

The sale of assets includes the following:
•	Trakkers LLC along with all of the intellectual property associated with its current and future products and solutions.
•	The business and assets of Right Tag, Inc.
•	Trakkers LLC has approximately $4 million of debt that will remain with Trakkers LLC.
•	All of the assets that were sold in this transaction were sold by Tesselon LLC (a subsidiary of Inova)

Inova CEO, Adam Radly, said “We sold Trakkers for $2 million. Even though Trakkers only represents approximately 6% of Inova's revenue the $2 million sale price is more than 5 times Inova's entire market cap so we are obviously very happy with the transaction. The transaction will also help both Inova and Trakkers to restructure its debt."

When considering the $2 million valuation of Trakkers for the purpose of this transaction management considered the following factors:
•	Revenue for Trakkers for the fiscal year ending April 2013 and 2012 was $1,573,473 and $1,200,142 respectively. Adjusted Ebitda for the fiscal year ending April 2013 and 2012 was $383,110 and $228,270 respectively.
•	Trakkers LLC has approximately $4 million of debt and will remain with Trakkers LLC.
•	The market capitalization of Inova is approximately $400,000

In addition to the $2 million of preferred stock of Xumanii, the transaction also includes a commitment from Xumanii to file an S1 registration Statement that, upon being deemed effective by the SEC,  will allow Inova shareholders to acquire one Xumanii share for each Inova share that they owned as at the Effective Date (October 1, 2013). However, shareholders should be aware that there can be no assurance that the SEC will deem the S1 Registration Statement effective.

Xumanii provides live concert streaming using its own proprietary solution. Xumanii had previously announced that it has filed for patent relating to this technology.  Trakkers currently generates the majority of its revenue from the rental of scanners to trade shows and has been actively developing other complimentary solutions for trade shows including trade show apps for mobile devices. There is a demand for live event streaming at many trade shows and Trakkers will be able to offer the Xumanii streaming solution to trade shows as an additional service. Following the acquisition of Trakkers by Xumanii, Xumanii plans to pursue the development of a mobile solutions business that will include the use of RFID in mobile solutions for asset tracking among other mobile solutions.

Upon completion of the transaction Mr Adam Radly will temporarily hold the position of CEO of both Inova and Xumanii concurrently while the board and senior management of Xumanii are adjusted to reflect its new business plan.

About Inova Technology
Inova Technology, Inc. (INVA) is an enterprise level Information Technology solutions provider specializing in providing proprietary RFID solutions, wireless networking, storage and security technology solutions and IT professional services. For more information please visit the company website at: http://www.inovatechnology.com. Contact: Adam Radly, info@inovatechnology.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward-looking matters discussed in this news release are subject to certain risks and uncertainties which could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward-looking statements including, but not limited to, the Company's liquidity and the ability to obtain financing, the timing of regulatory approvals, uncertainties related to corporate partners or third-parties, product liability, the dependence on third parties for manufacturing and marketing, patent risk, copyright risk, competition, and the early stage of products being marketed or under development, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.